Exhibit 3.1
CERTIFICATE OF FORMATION
OF
ENHANCED GROUP INC.
ENHANCED GROUP INC., a corporation organized and existing under the laws of the State of Texas (the “Corporation”), hereby certifies that:
1.    A Paradise Acquisition Corp., a blank check company with limited liability, with its principal place of business at The Sun’s Group Center, 29th Floor, 200 Gloucester Road, Wan Chai, Hong Kong, was originally incorporated on November 9, 2022, under the laws of the British Virgin Islands (the “BVI Entity”).
2.    The BVI Entity was converted into a corporation formed under the laws of the State of Texas under the name “Enhanced Group Inc.” on May 6, 2026 pursuant to a plan of conversion, under which the BVI Entity was converted to the Corporation.
ARTICLE I
Entity Name and Type
The name of the corporation is ENHANCED GROUP INC. (hereinafter called the “Corporation”) and the Corporation is a for-profit business corporation.
ARTICLE II
Registered Office and Agent
The address of the registered office of the Corporation in the State of Texas is 1601 Elm St., Suite 4360, Dallas, TX 75201. The name of the registered agent of the Corporation in the State of Texas at such address is Cogency Global Inc. The initial mailing address of the Corporation is 29th Floor, 200 Gloucester Road, Wan Chai, Hong Kong.
ARTICLE III
Purpose
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the Texas Business Organizations Code, as amended, or any applicable successor act thereto, as the same may be amended from time to time (the “TBOC”).
ARTICLE IV
Capital Stock
The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 640,000,000 shares, consisting of (i) 310,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) 330,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and together with Class A Common Stock, “Common Stock”), and (iii) 100,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 21.364(d)(1) of the TBOC, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.
A.    Class A Common Stock and Class B Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock are as follows:
1.    Voting.
(a)    Except as otherwise expressly provided by this Certificate of Formation (as amended from time to time, including the terms of any certificate of designations relating to any series of Preferred Stock, this “Certificate of Formation”), as provided by law or by the resolution(s) or any certificate of designations relating to any series of Preferred Stock providing for the issue of any series of Preferred Stock, the holders of shares of Class A Common Stock and Class B Common Stock will (i) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or to be acted upon by written consent of the shareholders of the Corporation, (ii) be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation (as amended from time to time, the “Bylaws”), and (iii) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock will have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock will have the right to ten (10) votes per share of Class B Common Stock held of record by such holder, in each case, on each matter properly submitted to the shareholders of the Corporation on which the holders of the Common Stock are entitled to vote.
(b)    Class B Common Stock
(i)    Issuance of Additional Shares. From and after the effective time of this Certificate of Formation (the “Effective Time”), no additional shares of Class B Common Stock shall be issued or authorized for issuance by the Corporation.
(ii)    Mandatory Cancellation of Class B Common Stock. The outstanding shares of Class B Common Stock held by (A) Apeiron Incubation Limited (“Apeiron”), (B) any Affiliate of Apeiron, (C) any recipient designated by Apeiron on or before the Effective Time (a “Designate”) or (D) Maximilian Martin (clauses (A) through (D) collectively, the “Permitted Class B Owners”) shall be subject to cancelation by the Corporation (without consideration) one year after the date that (i) in respect of Class B Common Stock held by Apeiron, or its Affiliates or Designates, Christian Angermayer (or another representative of Apeiron or its Affiliates or Designates), or (ii) in respect of Class B Common Stock held by Maximilian Martin, Maximilian Martin, no longer serves as a member of the Board of Directors of the Corporation (the “Board”) (the “Termination Anniversary Date”); provided, however, that if such director or another representative of such Permitted Class B Owner is reelected or appointed to serve as a member of the Board prior to the Termination Anniversary Date, then the applicable shares of such Class B Common Stock shall not be cancelled pursuant to this clause (b)(ii) unless and until the one-year anniversary of a subsequent date on which the conditions for cancellation in this clause (b)(ii) are met. For these purposes, “Affiliate” shall mean any individual, corporation, partnership, trust, limited liability company, association, or other entity who, directly or indirectly, controls, is controlled by, or is under common control with such person, including, in respect of Apeiron and without limitation, any general partner, managing member, officer, director or trustee of such person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, Apeiron, or any related or controlled fund or sub-fund, partnership or investment vehicle or any general partner, managing limited partner or management company who holds or manages any business of, or whose business is held or managed by, Apeiron or any of its Affiliates.
(iii)    Prohibition on Transfers of Class B Common Stock. A holder of Class B Common Stock may not Transfer (as defined below) shares of Class B Common Stock, other than to a Permitted Class B Owner (a “Permitted Transfer”). Any purported Transfer of shares of Class B Common Stock that is not a Permitted Transfer shall be null and void, unless the Corporation provides written notice of such violation to the purported transferor and transferee and such violation is cured to the reasonable satisfaction of the Corporation within fifteen (15) days following receipt of such notice. If, notwithstanding the limitations set out in this Section A(1)(b)(iii) of this ARTICLE IV, a person shall voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (the “Purported Owner”) of shares of Class B Common Stock in violation of these limitations, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock and the purported Transfer shall not be recognized by the Corporation’s transfer agent. Upon a determination by the Board that a person has attempted or is attempting to acquire shares of Class B Common Stock, or has purportedly Transferred or acquired shares of Class B Common Stock, in each case in violation of the limitations set out in this Section A(1)(b)(iii) of this ARTICLE IV, the Board may take such action as it deems advisable to refuse to give effect to such attempted or purported Transfer or acquisition on the books and records of the Corporation, including without limitation, to institute proceedings to enjoin any such attempted or purported Transfer or acquisition, or reverse any entries or records reflecting such attempted or purported Transfer or acquisition. The Board shall have all powers necessary to implement the limitations set out in this Section A(1)(b)(iii) of this ARTICLE IV, including without limitation, the power to prohibit Transfer of any shares of Class B Common Stock in violation thereof. All certificates or book-entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board may determine):
THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK-ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF FORMATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY SHAREHOLDER MAKING A REQUEST THEREFOR).
For these purposes, a “Transfer” of Class B Common Stock shall mean, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition, whether direct or indirect, of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise (other than proxy(ies), voting instruction(s) or voting agreement(s) solicited on behalf of the Board). Notwithstanding the foregoing, the pledge of shares of Class B Common Stock by a shareholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such shareholder continues to exercise Voting Control over such pledged shares shall not constitute a “Transfer”; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer,” unless such foreclosure or similar action independently qualifies as a “Permitted Transfer.” A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by the transferor, if there occurs any act or circumstance that causes any direct or indirect transfer to not be a Permitted Transfer. Additionally, for the purposes of Section A(1)(b)(iii) of this ARTICLE IV, “Voting Control” shall mean, with respect to a share of Class

B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
(c)    Except as otherwise provided by law or by the resolution(s) or any certificate of designations relating to any series of Preferred Stock providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Notwithstanding any other provision of this Certificate of Formation to the contrary, the holders of Common Stock shall not be entitled to vote or act by written consent on any amendment to this Certificate of Formation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock unless the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Formation (including any certificate of designations relating to any series of Preferred Stock) or the TBOC. Unless otherwise set out in any such applicable certificate of designations, all shares of Preferred Stock of any series shall vote with the Common Stock as a single class, and class-by-class voting shall not be required for any matter submitted to shareholders for a vote, including any fundamental action or fundamental business transaction.
(d)    Pursuant to Section 21.606(c) of the TBOC, the Corporation elects not to be governed by the restrictions on business combinations set forth in Subchapter M of Chapter 21 of the TBOC (including, without limitation, the special voting requirements applicable to business combinations with affiliated shareholders). Accordingly, the provisions of Section 21.606(c) of the TBOC and all related sections of Subchapter M of Chapter 21 of the TBOC shall not apply to the Corporation, its shareholders, or any business combination involving the Corporation.
2.    Dividends. Subject to the rights of the holders of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time, out of assets or funds of the Corporation legally available therefor. The holders of shares of Class B Common Stock shall not be entitled to receive any dividends, distributions or other distributions in cash, stock or property of the Corporation. In the event a dividend is paid in the form of shares of Class A Common Stock (or rights to acquire such shares), then the holders of Class A Common Stock will receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be), on a per share basis.
3.    No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.
4.    Liquidation. Subject to applicable law and the rights of the holders of Preferred Stock, holders of shares of Class A Common Stock shall be entitled to receive ratably the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before holders of shares of any Class B Common Stock are entitled to receive any such assets or funds, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding shares of Class B Common Stock and the holders of a majority of the outstanding shares of Class A Common Stock, each voting separately as a class.

B.    Preferred Stock
The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issue of any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the TBOC. The Board is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.
C.    Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock a number of shares of Class A Common Stock or Preferred Stock in respect of such rights, warrants and options outstanding from time to time.
ARTICLE V
Directors; Shareholder Action
A.    General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided herein or required by law.
B.    Election of Directors. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.
C.    Number of Directors; Initial Directors.
1.    The number of directors constituting the initial Board of Directors is four and their names and addresses are as follows:

Name	Address
Sze Wai Claudius Tsang	The Sun’s Group Center, 29th Floor, 200 Gloucester Road, Wan Chai, Hong Kong
Ashley Trevis Bancroft-Hendricks
Tracy Hui Yin Choi
Nathan Pau

2.    Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
D.    Term and Removal. Subject to the rights of any series of Preferred Stock that may be designated from time to time to elect additional directors under specified circumstances, neither the Board nor any individual director may be removed without cause. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.
E.    Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the shareholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, and not by the shareholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
F.    Committees. Pursuant to the Bylaws, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.
G.    Bylaws. The Board is expressly empowered to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the authorized number of directors. The shareholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Formation, such action by shareholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
H.    Written Ballot. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
I.    Action by Written Consent of Shareholders Any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders having not less than the minimum number of votes necessary to take the action at a meeting. Any such action taken by written consent shall be delivered to the Corporation at its principal office.
J.    Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of shareholders of the Corporation may be called only by the Board, the chairperson of the Board, the chief executive officer, (to the extent required by the TBOC) the president, or by the holders of not less than 50% of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote at such special meeting. The Board may cancel (to the extent permitted under the TBOC), postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.
ARTICLE VI
Limited Liability; Indemnification
A.    The liability of a director and officer of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law.
B.    To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise. If applicable law is amended after approval by the shareholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.
C.    Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director or officer under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
ARTICLE VII
Corporate Opportunities
A.    To the fullest extent permitted by the TBOC and applicable law, no director of the Corporation shall have any duty to refrain from (1) engaging in the same or similar activities or lines of business in which the Corporation is engaging or proposes to engage, (2) doing business with any client, customer or vendor of the Corporation, or (3) otherwise competing, directly or indirectly, with the Corporation or any Affiliated Company thereof and no director of the Corporation shall, to the fullest extent permitted by law, be deemed to have breached its fiduciary duties, if any, to the Corporation solely by reason of such director’s engaging in any such activity. Except as otherwise agreed in writing between the Corporation and the applicable director, in the event that a director acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and such director, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled its fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by the TBOC and applicable law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company thereof, if such director acts in a manner consistent with the following policy: if such director acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and such director, such corporate opportunity shall belong to such director unless such opportunity was expressly offered to such director in its capacity as a director of the Corporation. In the case of any corporate opportunity in which the Corporation has renounced its interest and expectancy in the previous sentence, such director shall to the fullest extent permitted by law not be liable to the Corporation or its shareholders for breach of any fiduciary duty as a shareholder of the Corporation by reason of the fact that such director acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to the Corporation.
B.    For purposes of this ARTICLE VII, (1) “Affiliated Company,” in respect of the Corporation, shall mean any entity controlled by the Corporation (for the purposes of this definition, “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by agreement or otherwise) and (2) “corporate opportunities” shall include, but not be limited to, business opportunities that the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are opportunities in which the Corporation, but for Section A of this ARTICLE VII, would have an interest or a reasonable expectancy.
C.    To the fullest extent permitted by law, any person holding, purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE VII.
ARTICLE VIII
Miscellaneous
A.    Exclusive Forum for Certain Disputes. Unless this Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the corporation or the corporation’s shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the corporation arising pursuant to any provision of the TBOC or this Certificate of Formation or the Bylaws (in each case, as they may be amended from time to time), (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, or (v) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC shall be the Texas Business Court in the First Business Court Division (“Business Court”) of the State of Texas (provided, that if the Business Court is not then accepting filings or determines that it lacks jurisdiction, the United States District Court for the Northern District of Texas, Dallas Division (the “Federal Court”) or, if the Federal Court lacks jurisdiction, the state district court of Dallas County, Texas). For the avoidance of doubt, this Section A of this Article VIII shall not apply to any direct claims under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act of 1934, as amended (the “Exchange Act”).
B.    WAIVER OF JURY TRIAL.
1.    TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE CORPORATION, EACH CURRENT OR FORMER SHAREHOLDER, BENEFICIAL OWNER OF SHARES, DIRECTOR, OFFICER, EMPLOYEE, AND AGENT OF THE CORPORATION, AND ANY PERSON OR ENTITY ASSERTING A CLAIM, RIGHT, OR CAUSE OF ACTION ON BEHALF OF, OR IN THE RIGHT OF, THE CORPORATION OR OTHERWISE SUBJECT TO THE INTERNAL AFFAIRS DOCTRINE (EACH, A “COVERED PERSON”), HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY, AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, ARISING OUT OF OR RELATING TO: (A) ANY “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC; (B) ANY DERIVATIVE ACTION OR PROCEEDING BROUGHT ON BEHALF OF THE CORPORATION; (C) ANY CLAIM FOR OR

BASED ON BREACH OF FIDUCIARY DUTY OWED BY ANY CURRENT OR FORMER DIRECTOR, OFFICER, EMPLOYEE, OR AGENT OF THE CORPORATION TO THE CORPORATION OR ITS SHAREHOLDERS (INCLUDING ANY CLAIM ALLEGING AIDING AND ABETTING SUCH A BREACH); (D) ANY CLAIM ARISING UNDER OR PURSUANT TO THE TBOC, THIS CERTIFICATE OF FORMATION, OR THE BYLAWS (IN EACH CASE, AS AMENDED FROM TIME TO TIME); OR (E) ANY CLAIM RELATED TO OR INVOLVING THE CORPORATION THAT IS GOVERNED BY THE INTERNAL AFFAIRS DOCTRINE (COLLECTIVELY, “INTERNAL ENTITY CLAIMS”).
2.    Each Covered Person further agrees that any Internal Entity Claim shall be tried to the court without a jury. If, notwithstanding the foregoing waiver, a court of competent jurisdiction were to determine that the waiver of jury trial set forth in this Section B of this ARTICLE VIII is unenforceable as to any particular Internal Entity Claim or as to any particular Covered Person, the parties agree that any such claim shall, to the fullest extent permitted by law, be resolved by the court sitting without a jury. Nothing in this Section B of this ARTICLE VIII is intended to, or shall, waive or limit any applicable requirement under the TBOC or other law that certain matters be decided by the court and not by a jury.
3.    Each Covered Person acknowledges and agrees that: (i) this Section B of this ARTICLE VIII is a material inducement to the Corporation to adopt and maintain this Certificate of Formation; (ii) the Corporation and the Covered Persons are engaged in transactions involving interstate commerce; (iii) this Section B of this ARTICLE VIII constitutes a written agreement to waive trial by jury; and (iv) each has had the opportunity to consult with counsel regarding this waiver. This Section B of this ARTICLE VIII shall be enforceable by the Corporation and by any Covered Person against any other Covered Person asserting, or against whom is asserted, an Internal Entity Claim.
4.    This Section B of this ARTICLE VIII shall be construed broadly to effectuate its purpose and shall be severable; if any portion is found invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other portion of this Section B of this ARTICLE VIII or of any other provision of this Certificate of Formation. For the avoidance of doubt, this Section B of this ARTICLE VIII shall not apply to any direct claim under the Securities Act or the Exchange Act, to the extent a jury-trial waiver in such matters is prohibited by applicable law.
ARTICLE IX
Severability
If any provision or provisions of this Certificate of Formation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Formation (including, without limitation, each portion of any paragraph of this Certificate of Formation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Formation (including, without limitation, each such portion of any paragraph of this Certificate of Formation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its current or former directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE X
Amendment of Certificate of Formation
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Formation, and any other provisions authorized by the TBOC may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Formation in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding any other provision of this Certificate of Formation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Formation or by any certificate of designations relating to any series of Preferred Stock, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Formation, or to adopt any new provision of this Certificate of Formation; provided, however, that if the Permitted Class B Owners no longer hold at least 66 2/3% of the voting power of the stock of the Corporation, then the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article V, Article VI, Article VII, and this sentence of this Certificate of Formation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any provision (other than such article or section as renumbered, or this sentence), in each case, of this Certificate of Formation). Any amendment, repeal or modification of any of Article VI, Article VII, and this sentence of this Certificate of Formation shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.
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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 5th of May, 2026.

ENHANCED GROUP INC.

By:	/s/ Claudius Tsang
Name:	Claudius Tsang
Title:	Director
Signature Page to
Certificate of Formation